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   FORM 4
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 |_|  CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16.  FORM 4 OR FORM 5
OBLIGATIONS MAY CONTINUE.  SEE INSTRUCTION 1(B).

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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940



(Print or Type Responses)

--------------------------------------------------------------------------------
1.      Name and Address of Reporting Person*

    Cook                                  J.                            Michael
--------------------------------------------------------------------------------
    (Last)                             (First)                          (Middle)

                            c/o Deloitte & Touche LLP
                                 980 Lake Avenue
--------------------------------------------------------------------------------
                                    (Street)

 Greenwich             CT                06831
--------------------------------------------------------------------------------
(City)               (State)             (Zip)

--------------------------------------------------------------------------------
2.      Issuer Name AND Ticker or Trading Symbol

        AT&T Corp. (T)


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3.      I.R.S. or Social Security Number of Reporting Person (Voluntary)



--------------------------------------------------------------------------------
4.      Statement for Month/Year

        October 1, 2002

--------------------------------------------------------------------------------
5.      If Amendment, Date of Original (Month/Year)

--------------------------------------------------------------------------------

6.      Relationship of Reporting Person(s) to Issuer
                             (Check all applicable)



                  [X] Director                    [_] 10% Owner


                  [_] Officer                     [_] Other
                (give title below)                (specify below)



--------------------------------------------------------------------------------
    7.    Individual or Joint/Group Filing     (Check Applicable Line)

                [X] Form filed by One Reporting Person

                [_] Form filed by More than One Reporting Person

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      TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
                        BENEFICIALLY OWNED


================================================================================

                                                  4. Securities Acquired (A) 5. Amount of        6. Ownership    7. Nature of
                                  3. Transaction     or Disposed of (D)         Securities          Form: Direct    Indirect
                                     Code(Instr.8)   (Instr. 3, 4 and 5)        Beneficially        (D) or          Beneficial
1. Title of                       --------------    ------------------------    Owned at End of     Indirect (I)    Ownership
   Security   2. Transaction Date   Code       V      Amount  (A)     Price     Month               (Instr. 4)      (Instr. 4)
   (Instr. 3)    (Month/Day/Year)                             or (D)            (Instr. 3 and 4)
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Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, SEE Instruction 4(b)(v)


                                                                          (Over)
                                                                 SEC 1474 (7-96)





FORM 4 (continued)

          TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
     BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                  SECURITIES)
   -------------------------------------------------------------------------------------------------------------------------







1. Title of   2. Conver- 3. Trans- 4. Trans 5. Number of  6. Date         7. Title and 8. Price of 9. Num- 10. Ownership 11. Nature
   Derivative    sion or    action    action   Derivative    Exercisable     Amount of    Deriv-      ber      Form of       of In-
   Security      Exercise   Date      Code     Securities    and Expiration  Under-       ative       of       Deriv-        direct
   (Instr. 3)    Price of   (Month/   (Instr.  Acquired (A)  Date            lying        Security    Deriv-   ative         Benefi-
                 Deriva-    Day/      8)       or Disposed   (Month/         Securities   (Instr. 5)  ative    Security:     cial
                 tive       Year)   --------   of (D)        Day/Year)       (Instr.                  Secur-   Direct        Owner-
                 Security           Code  V    (Instr.      ---------------  3 and 4)                 ities    (D) or        ship
                                               3, 4,        Date    Expira- --------------            Bene-    Indirect      (Instr.
                                               and 5)       Exer-   tion    Title   Amount            ficially (I)           4)
                                               -----------  cisable Date            or                Owned    (Instr. 4)
                                               (A)     (D)                          Number            at End
                                                                                    of                of Month
                                                                                    Shares            (Instr. 4)

   ---------------------------------------------------------------------------------------------------------------------------------
   Phantom      1 for 1     2/1/02   A         6.888           1       1     AT&T    6.888   $17.8900
   Stock Units                                                              Common
                                                                            Stock

   ---------------------------------------------------------------------------------------------------------------------------------
   Phantom      1 for 1     5/1/01   A         9.191           1       1     AT&T     9.191  $13.4300
   Stock Units                                                              Common
                                                                            Stock

   ---------------------------------------------------------------------------------------------------------------------------------
   Phantom      1 for 1     8/1/01   A        13.113           1       1     AT&T    13.113  $9.4400
   Stock Units                                                              Common
                                                                            Stock

   ---------------------------------------------------------------------------------------------------------------------------------
   Phantom      1 for 1     1/2/02   A      1,234.907          1       1     AT&T  1,234.907  $18.2200
   Stock Units                                                              Common
                                                                            Stock

   ---------------------------------------------------------------------------------------------------------------------------------
   Phantom      1 for 1     4/1/02   A       1,449.742         1       1     AT&T  1,449.742 $15.5200
   Stock Units                                                              Common
                                                                            Stock

   ---------------------------------------------------------------------------------------------------------------------------------
   Phantom      1 for 1    4/29/02   A        110.375          1       1     AT&T   110.375  $13.5900
   Stock Units                                                              Common
                                                                            Stock

   ---------------------------------------------------------------------------------------------------------------------------------
   Phantom      1 for 1     5/1/02   A         3.448           1       1     AT&T    3.448  $13.4300
   Stock Units                                                              Common
                                                                            Stock

   ---------------------------------------------------------------------------------------------------------------------------------
   Phantom      1 for 1    5/13/02   A        109.091          1       1     AT&T   109.091  $13.7500
   Stock Units                                                              Common
                                                                            Stock

   ---------------------------------------------------------------------------------------------------------------------------------
   Phantom      1 for 1     6/5/02   A        124.792          1       1     AT&T   124.792  $12.0200
   Stock Units                                                              Common
                                                                            Stock

   ---------------------------------------------------------------------------------------------------------------------------------
   Phantom      1 for 1    6/10/02   A       126.369           1       1     AT&T   126.369  $11.8700
   Stock Units                                                              Common
                                                                            Stock

   ---------------------------------------------------------------------------------------------------------------------------------
   Phantom      1 for 1     7/1/02   A       2,256.770         1       1     AT&T  2,256.770  $9.9700
   Stock Units                                                              Common
                                                                            Stock

   ---------------------------------------------------------------------------------------------------------------------------------
   Phantom      1 for 1    7/30/02   A        163.755          1       1     AT&T   163.755  $9.1600
   Stock Units                                                              Common
                                                                            Stock

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   Phantom      1 for 1     8/1/02   A       12.549            1       1     AT&T    12.549  $9.4400
   Stock Units                                                              Common
                                                                            Stock

   ---------------------------------------------------------------------------------------------------------------------------------
   Phantom      1 for 1    8/13/02   A       153.061           1       1     AT&T   153.061  $9.8000
   Stock Units                                                              Common
                                                                            Stock

   ---------------------------------------------------------------------------------------------------------------------------------
   Phantom      1 for 1    8/19/02   A        145.631          1       1     AT&T   145.631  $10.3000
   Stock Units                                                              Common
                                                                            Stock

   ---------------------------------------------------------------------------------------------------------------------------------
   Phantom      1 for 1    10/1/02   A       1,954.398         1       1     AT&T  1,954.398  $12.2800  11,159.004   D
   Stock Units                                                              Common
                                                                            Stock

   ---------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:
(1) The phantom stock units were accrued under AT&T Deferred Compensation Plan for Non-Employee Directors and are to be settled in cash.



                          By:  /s/ Robert S. Feit, Attorney in Fact      9/27/02
                             --------------------------------------      -------
                             **Signature of Reporting Person               Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2
                                                                 SEC 1474 (7-96)